Exhibit 10.15

Harborview Capital Management, LLC
850 Third Ave, Suite 1801
New York, NY 10022

Telephone: 646.218.1400
Facsimile: 646.218.1401

November 1, 2010

HepaLife Technologies, Inc.
850 Third Avenue, Suite 1801
New York, NY 10022
Attention:  Steven C. Berger

Re:           Executive Office License Agreement

Dear Mr. Berger:

This will confirm our agreement with you regarding the use of the office space of Harborview Capital Management, LLC (“Haborview”) in Suite 1801 on the 18th Floor of 850 Third Avenue, New York, New York 10022 (the “Premises”), by HepaLife Technologies, Inc. (the “Company”) and its subsidiaries noted on Exhibit A hereto as the same may from time to time be amended (the “HepaLife Subsidiaries”), including but not limited to AquaMed Technologies, Inc. on the following terms and conditions.  The Company together with the HepaLife Subsidiaries are herein collectively referred to as “HepaLife.”

1.           The effective date of this Agreement is November 1, 2010 (the “Effective Date”).  This Agreement may be terminated at any time by either Harborview or HepaLife on 30 days prior written notice to the other.  Notice hereunder to the Company shall constitute notice to any HepaLife Subsidiaries then using the Office.  Upon termination of this Agreement HepaLife shall remove any of its property from and surrender the Licensed Offices, as defined below, to Harborview in good order and condition, ordinary wear and tear and damage by any cause beyond HepaLife’s control excepted.  Notwithstanding the termination of this Agreement, HepaLife shall remain liable for all amounts payable by it hereunder, through the date of such termination.

2.           Harborview will have the right, from time to time, in its discretion, to designate the offices and secretarial stations (collectively, the “Licensed Offices”) to be used by HepaLife.

3.           On the first day of each and every calendar month during the term of this Agreement, commencing on November 1, 2010, HepaLife will pay Harborview an initial office license fee of $14,000.00 (such initial amount, as same may increase from time to time pursuant to the terms hereinafter set forth, the “License Fee”).  During the term of this Agreement, such amount shall increase annually on each succeeding anniversary of the Effective Date by an escalation amount equal to 3% of the then applicable License Fees.

In the event that Harborview is obligated to pay New York City commercial rent tax in respect of the License Fees under Agreement as a result of it not being able to deduct same on its commercial rent tax filings, you agree to reimburse Harborview for the amount of such tax.

4.           During the term of this Agreement Harborview will supply HepaLife with normal use of Harborview’s reception, kitchen, conference room facilities, Internet connectivity, telephone and will make available to you reasonable file and storage space.  Reasonable copy, telecopy and mailroom facilities will be available on an additional, reasonable charge basis, as mutually agreed upon by you and Harborview.  From time to time provided that copier and printer services for less than 1,000 pages per month shall be complimentary and amounts in excess thereof shall be billed at an amount sufficient to recover costs for paper and/or toner (in the event of exceptionally heavy use).

Hepalife will be responsible for coordinating and paying for the installation and set up for its computer, peripheral equipment, proprietary telephone line(s) and integration of such line(s) with Harborview’s system and for its personal office expenses, including, but not limited to line and toll charges, secretarial and messenger services and the costs of stationery and office supplies.

HepaLife agrees to coordinate its use of the conference facilities with Harborview’s needs and ensure that the conference room remains free of its papers, files and books at such times it is not actually using the room for conferences.

5.           This Agreement is subordinate to Harborview’s lease with its landlord with respect to the Premises and does not create a tenancy or any other interest in the Licensed Office or any other portion of the Premises.  Hepalife and the Hepalife Subsidiaries will (i) comply with all rules and regulations applicable to Harborview’s leasehold and (ii) indemnify Harborview against all risks involving the exercise of license hereunder.

Kindly confirm the foregoing arrangements by signing and returning the enclosed copy of this letter.

Very truly yours,

Harborview Capital Management, LLC

By:

Name:

Title:

So confirmed as of the date first above written:

HepaLife Technologies, Inc.	Each HepaLife Subsidiary Listed on Exhibit A By: HepaLife Technologies, Inc.
By:	By:

Name:	Name:

Title:	Title: